Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street
North Bergen, NJ07047	NEWS
(201) 624-3000	RELEASE
www.vitaminshoppe.com

Vitamin Shoppe, Inc. Announces Record First Quarter 2012 Results

26th Consecutive Quarter of Positive Comparable Sales Growth

First Quarter Highlights:

•	Comparable store sales grew 9.6%

•	E-commerce revenue increased 15.5%

•	Net sales increased 14.4%

•	Fully diluted EPS of $0.61, an increase of 53% (or 30% on an adjusted basis)

NORTH BERGEN, N.J., May 8, 2012 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal first quarter ended March 31, 2012. Net sales in fiscal first quarter 2012 advanced 14.4% while operating income rose 46.1%. During the period, the company reported fully diluted earnings per share (EPS) of $0.61, a 53% increase from $0.40 in fiscal first quarter 2011, or a 30% increase from $0.47 per share when excluding the one-time expense reported in fiscal first quarter 2011.

Tony Truesdale, Chief Executive Officer of the Company commented, “I am very pleased with our first quarter financial performance which exceeded our expectations on both top line sales and bottom line profitability. Demand for our products remains healthy both in our stores and online.” Added, Mr. Truesdale, “Our strong financial results reflect the successful execution of our strategies and our disciplined approach to growing our business. In delivering another quarter of solid performance we have again demonstrated the consistency of our business model.”

Mr. Truesdale further commented, “The primary drivers of our growth and success continue to be knowledgeable customer service and a differentiated and broad product mix. We have tremendous opportunities to continue to deepen our relationship with our customers, expand our customer base and deliver consistent growth in sales and profitability. We began 2012 with momentum on our side, with conviction in our ability to execute against our plans and with a great deal of excitement about the many opportunities that lie ahead.”

Fiscal First Quarter 2012 Results

Net sales increased $31.2 million, or 14.4%, to $248.1 million for the three months ended March 31, 2012, compared with $216.9 million for the three months ended March 26, 2011. This increase was the result of; 1) a 9.6% increase in comparable store sales (predominantly driven by customer traffic), 2) growth from new stores, and 3) a 15.5% increase in e-commerce sales.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $18.1 million, or 12.8%, to $159.7 million for the three months ended March 31, 2012, compared with $141.6 million for the three months ended March 26, 2011.

Gross profit increased $13.1 million, or 17.3%, to $88.3 million for the fiscal 2012 first quarter, compared with $75.3 million for fiscal first quarter 2011. Gross profit as a percentage of net sales was 35.6% for the quarter ended March 31, 2012, up from 34.7% in fiscal first quarter 2011. The improvement in gross profit margin mainly reflects leverage on occupancy and supply chain costs.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $3.5 million, or 6.3%, to $57.9 million for the quarter ended March 31, 2012, compared with $54.5 million for the quarter ended March 26, 2011. SG&A as a percentage of net sales was 23.3% for the quarter ended March 31, 2012, compared to 25.1% in fiscal first quarter 2011. SG&A for first quarter 2011 included a cumulative $3.7 million charge to adjust reserves for certain non-income-based taxes. Excluding this charge, SG&A as a percentage of net sales would have been 23.4% in first quarter 2011.

Income from operations increased $9.6 million, or 46.1%, to $30.4 million for the three months ended March 31, 2012, compared with $20.8 million for the three months ended March 26, 2011. Excluding last year’s one-time expense for non-income based taxes, income from operations increased 24.0% year over year. As a percentage of revenue, income from operations was 12.3% for the fiscal 2012 first quarter, compared with 11.3% for fiscal first quarter 2011, excluding the aforementioned one-time charge.

Net income increased $6.7 million to $18.3 million for the three months ended March 31, 2012, compared with $11.6 million for fiscal first quarter 2011. This was primarily attributable to stronger sales and margin improvement.

Earnings per diluted share increased 53% to $0.61 in fiscal first quarter 2012 from $0.40 in first quarter 2011 or increased 30% from $0.47 per share, excluding last year’s one-time charge.

Balance Sheet and Cash Flow

Cash and equivalents at March 31, 2012 were $14.2 million. Capital expenditures were $5.9 million in the quarter. The majority of these funds were expended on new store openings and information technology.

2012 Outlook

For the current year management expects:

•	To open approximately 52 new stores

•	Comparable store sales growth in mid-single digits for the remainder of the year

•	Continued improvement in operating income margin

•	Capital expenditures between $35 million and $40 million

Webcast

The Company’s conference call will be webcast at 8:30 a.m. Eastern Time (ET) today to discuss its fiscal first quarter 2012 results. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The passcode for the replay is 3113844. The replay will be available until 11:59 p.m. ET on May 15, 2012.

About Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech and other proprietary brands. The Vitamin Shoppe conducts business through more than 500 company-owned retail stores, national mail order catalogs, website, www.VitaminShoppe.com and has a social community site at www.VSconnect.com.

Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/#!/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2012	March 26, 2011
Net sales	$248,051	$216,852
Cost of goods sold	159,715	141,576

Gross profit	88,336	75,276
Selling, general and administrative expenses	57,907	54,451

Income from operations	30,429	20,825
Loss on extinguishment of debt	—	552
Interest expense, net	187	1,130

Income before provision for income taxes	30,242	19,143
Provision for income taxes	11,981	7,554

Net income	$18,261	$11,589

Weighted average common shares outstanding
Basic	29,045,529	28,556,593
Diluted	29,817,937	29,294,146
Net income per common share
Basic	$0.63	$0.41
Diluted	$0.61	$0.40

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

unaudited

	Three Months Ended
	March 31, 2012	March 26, 2011
Sales:
Retail	$220,975	$192,642
Direct	27,076	24,210

Net sales	$248,051	$216,852

Income from operations:
Retail	$47,970	$38,827
Direct	5,610	4,578
Corporate costs	(23,151)	(22,580)

Income from operations	$30,429	$20,825

Increase in comparable store net sales	9.6%	8.1%
Depreciation and amortization	$5,529	$4,848
Impairment charge on fixed assets	$528	$—
Amortization of deferred financing fees	$82	$114

Capital Expenditures	$5,887	$4,499

Gross profit as a percent of net sales	35.6%	34.7%
Income from operations as a percent of net sales	12.3%	9.6%

Store Data:
Stores open at beginning of period	528	484
Stores opened	15	15
Stores closed	—	(2)

Stores open at end of period	543	497

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$14,236	$10,754
Inventories	129,616	121,494
Prepaid expenses and other current assets	22,275	20,768

Total current assets	166,127	153,016
Property and equipment, net of accumulated depreciation and amortization of $166,841 and $163,247 in 2012 and 2011, respectively	85,328	88,677
Goodwill	177,248	177,248
Other intangibles, net	68,820	68,852
Other assets	2,942	2,812

Total assets	$500,465	$490,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$691	$956
Accounts payable	19,439	22,279
Accrued expenses and other current liabilities	49,738	60,438

Total current liabilities	69,868	83,673
Capital lease obligations, net of current portion	176	—
Deferred income taxes	13,919	13,725
Deferred rent	29,207	28,738
Other long-term liabilities	9,046	8,666

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,325,643 shares issued and outstanding at March 31, 2012, and 29,216,888 shares issued and outstanding at December 31, 2011	293	292
Additional paid-in capital	260,979	256,795
Retained earnings	116,977	98,716

Total stockholders’ equity	378,249	355,803

Total liabilities and stockholders’ equity	$500,465	$490,605

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